Exhibit 99.1
LKQ Corporation Completes the Sale of its Self Service Segment

Antioch, Tenn., (October 1, 2025) -- LKQ Corporation (Nasdaq: LKQ) today announced it has completed its previously announced agreement to sell its Self Service segment (“Pick Your Part”) to an affiliate of Pacific Avenue Capital Partners, LLC for an enterprise value of $410 million, subject to customary purchase price adjustments.

Justin Jude, President and Chief Executive Officer, commented, “We are executing on our strategic priorities by simplifying our portfolio of businesses and continuing our efforts to reduce costs across our business while growing, with a goal of expanding margins as the market turns. The proceeds from this transaction will be used to strengthen LKQ’s balance sheet through debt repayment, as we focus on executing our disciplined capital allocation strategy. We would like to thank all Pick Your Part employees for their years of service at LKQ, and we wish them the best in the future under the ownership of Pacific Avenue Capital Partners.”

As a result of the sale, the Company will report Self Service as discontinued operations in its consolidated financial statements for all current and prior comparable reporting periods beginning with the third quarter 2025 earnings release scheduled for October 30, 2025.

Jefferies LLC served as the financial advisor to LKQ and Wachtell, Lipton, Rosen & Katz served as the legal advisor to LKQ in connection with the transaction.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, changes in our cash position or cash requirements for other purposes, fluctuations in the price of our common stock, general market conditions, and stockholder response to the repurchase program; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Contact:
Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation

(312) 621-2793
jpboutross@lkqcorp.com